Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-2 (Registration Nos. 333-128083 and 333-109442), Form S-3 (Registration Nos. 333-166862, 333-167822, 333-174282, 333-182964, 333-183557, 333-187710, 333-188066, 333-201824, 333-209000, 333-217182, and 333-218807), and Form S-8 (Registration Nos. 333-101651, 333-122844, 333-163396, 333-192531, 333-205661, and 333-219204) and related prospectuses of BioTime, Inc. of our report dated April 1, 2019, with respect to the financial statements of OncoCyte Corporation, included in this Annual Report on Form 10-K/A (Amendment No. 1) of BioTime, Inc. for the year ended December 31, 2018.

/s/ OUM & CO. LLP

San Francisco, California
April 30, 2019